Merrill Lynch Variable Series Fund, Inc.

File No. 811-3290

Item No. 77M (Reorganizations) -- Attachment

During the fiscal semi-annual period ending June 30, 2001, Merrill Lynch Balanced Capital Focus Fund (the "Balanced
Capital Fund"), Series No. 20 of Merrill Lynch Variable
Series Fund, Inc. (the "Registrant") merged into Merrill
Lynch American Balanced Fund (the "American Balanced
Fund"), Series No. 8 of the Registrant.

On January 11, 2001, at a meeting of the Board of Directors of the Registrant, the Board of Directors approved a Reorganization, which refers collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all the liabilities of the Balanced Capital Fund by the American Balanced Fund in exchange solely for an equal aggregate value of newly-issued Class A shares of the American Balanced Fund to be distributed to the Class A shareholders of the Balanced
Capital Fund in exchange for their Class A shares of the Balanced Capital Fund and (ii) the subsequent termination of the Balanced Capital Fund as a series of the Registrant.

On January 29, 2001, in connection with the Reorganization, the Registrant filed a Registration
Statement on Form N-14 (File Nos. 333-54508 and 811-
3290) (the "N-14 Registration Statement").  The N-14
Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Balanced Capital Fund. Pre-Effective
Amendment No. 1 to the N-14 Registration Statement was filed on March 16, 2001. The N-14 Registration Statement as so amended was declared effective by the Commission on March 16, 2001.

On April 26, 2001, the shareholders of the Balanced Capital
Fund approved the Reorganization at a special meeting of shareholders held for that purpose. On April 30, 2001 (the
"Reorganization Date"), pursuant to the Agreement, the Balanced Capital Fund transferred assets valued at $38,741,379 to the American Balanced Fund and received in exchange 3,272,316,224 common shares of the American Balanced Fund. Such shares were then distributed to the shareholders of the Balanced Capital
Fund on that date in proportion to each shareholder's interest in the assets transferred. The Balanced Capital
Fund ceased offering shares as of the Reorganization effective date.